Exhibit 99.1

Contacts:	Duane Reade Holdings, Inc.

John Henry

(212) 273-5746

SVP - Chief Financial Officer

Investors: Cara O’Brien/

Caren Barbara

Press: Diane Zappas

(212) 850-5600

Financial Dynamics

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. REPORTS FIRST QUARTER RESULTS

~ First Quarter Adjusted FIFO EBITDA Increased 43.2% to $18.2 million ~

~ Front-end Same-Store Sales Increased 7.0% ~

~ First Quarter Operating Loss Reduced to $4.1 million ~

New York, NY – April 29, 2008 – Duane Reade Holdings, Inc. today reported preliminary financial results for the first quarter ended March 29, 2008.

Key Highlights

•

Adjusted FIFO EBITDA improved 43.2% to $18.2 million from $12.7 million in the prior year first quarter, representing the seventh consecutive quarter of achieving year-over-year Adjusted FIFO EBITDA growth.

•	Front-end same-store sales increased 7.0% and pharmacy same-store sales grew 1.5%.
•	Gross margin expanded to 31.1%, compared to 29.4% in the prior year first quarter.
•	Operating loss was $4.1 million, compared with an operating loss of $14.9 million for the previous year’s first quarter.
•	Net loss declined to $21.0 million from $30.5 million.

John A. Lederer, Chairman and Chief Executive Officer, commented, “We are pleased with our strong start to the year, which highlights the ongoing momentum from our operating initiatives. We are gratified that our improved merchandising and customer service programs are resonating with our customers, enabling us to continue to grow sales and margins and drive the business forward.”

First Quarter Results

Net retail store sales, which exclude pharmacy resale activity, increased 3.7% to $414.9 million from $400.0 million in the first quarter of 2007. Total net sales increased 3.1% to $427.1 million from $414.4 million in the first quarter of 2007. Total same-store sales increased by 4.5% during the first quarter of 2008, with a front-end same-store sales increase of 7.0% and a pharmacy same-store sales increase of 1.5%. During the first quarter, the Company opened one new store and closed one store. At the end of the first quarter of 2008, the Company operated 242 stores, compared to 245 stores at the end of the first quarter of 2007.

Front-end sales growth was driven by continued strong performance in the food and beverage categories, over-the-counter products, and health and beauty care items. The front-end same-store sales increase was favorably impacted by approximately 0.5% due to the earlier timing of the Easter holiday this year. The pharmacy sales growth was partially attributable to increased Medicare Part D sales. Generic drugs, which typically sell at lower prices but yield higher margins and profitability than brand-named drugs, represented approximately 59.1% of pharmacy prescriptions for the first quarter, compared to 54.3% of pharmacy prescriptions in the first quarter of 2007. The higher proportion of generics adversely impacted pharmacy same-store sales growth by 4.2%.

Gross margin for the first quarter was 31.1%, compared to 29.4% during the first quarter of 2007. Gross margin on retail sales, which excludes pharmacy resale activity, increased to 32.0% from 30.5% in the prior year, reflecting the higher selling margins resulting from improvements in front-end margins and increased pharmacy margins due to higher rates of generic utilization. Selling, general and administrative expenses as a percentage of net sales increased to 27.6% from 27.4% in the previous year, primarily due to increased advertising costs and recruitment fees paid in connection with the hiring of the Company’s new CEO.

In the fourth quarter of 2007, the Company reclassified its store occupancy costs from cost of sales to selling, general and administrative expenses in accordance with current industry practice. For the 13 weeks ended March 29, 2008 and March 31, 2007, the reclassification resulted in decreases of $41.4 million and $40.8 million in cost of sales, respectively, and corresponding increases in gross profit and selling, general and administrative expenses. This accounting change did not impact the operating loss for either of the periods presented.

The above factors resulted in a 43.2% increase in Adjusted FIFO EBITDA, as defined on the attached schedule of preliminary operating data, to $18.2 million for the first quarter of 2008, compared to $12.7 million in the prior year period. As a percentage of sales, Adjusted FIFO EBITDA increased to 4.3% from 3.1% in the first quarter of 2007.

The first quarter operating loss was $4.1 million, compared to $14.9 million in the prior year period. The improvement was primarily due to the factors described above and a reduction in other expenses from $5.0 million in 2007 to $0.9 million during the first quarter of 2008. The other expenses in the prior year’s first quarter included $2.4 million of expenses incurred in connection with the Company’s former CEO (Mr. Cuti) and $1.7 million of closed store expenses, compared to $0.3 million and $0.2 million, respectively, in the current year’s first quarter.

The net loss for the quarter was $21.0 million, compared to $30.5 million in the prior year period. The improvement in this measure is attributable to the factors discussed above and was partially offset by $1.5 million of additional interest expense in the first quarter of 2008, compared to the prior year. The additional interest expense was primarily due to the non-cash fair value adjustment for the mandatory redemption feature in the Company’s outstanding redeemable preferred stock, which is considered a derivative financial instrument, and was partially offset by lower floating interest rates on the Company’s variable rate borrowings as compared to the prior year.

At quarter end, the Company’s total debt, including capital leases but excluding the liability associated with the issuance of the redeemable preferred stock, was $564.2 million, reflecting an increase of $8.4 million from the balance at the end of fiscal 2007. Availability under the Company’s revolving credit facility at quarter end was approximately $63.0 million. The availability at quarter end reflects the benefit of unspent proceeds from the sale of redeemable preferred stock and common stock warrants to Oak Hill Capital Partners L.P. and their affiliates. These proceeds were received in the first half of 2007 and are being used to fund the acquisition of up to eight store leases from the Gristedes supermarket chain as well as certain growth-related capital expenditures. At March 29, 2008, the Company had completed the acquisition and opening of five of the former Gristedes stores.

Company Outlook

With respect to 2008, the Company reaffirmed its previously provided expectations for the year. The Company continues to anticipate Adjusted FIFO EBITDA in the range of $90 million to $95 million driven by net retail store sales, excluding pharmacy resale activity, in the range of $1.720 billion to $1.736 billion and total same-store growth in the range of 3.3% to 4.3%.

Mr. Lederer concluded, "I am delighted to join Duane Reade and to become part of an organization with such a meaningful heritage and a brand that is so clearly connected with New York. The substantial improvements made over the last two years form a good foundation for the future. With the continued efforts of our management team, we believe that we can realize additional untapped potential to grow our business, even in light of a potentially challenging economic environment during the remainder of the year. As we move forward, we plan to further strengthen our competitive position through additional merchandising enhancements, improved pharmacy services and new store growth, while at the same time maintaining our focus on the key retailing fundamentals that have brought us significant success to date.”

Conference Call Information

The Company will hold a conference call on April 29, 2008 at 10:00 a.m. Eastern Time to discuss financial results for the first quarter ended March 29, 2008. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com), and the call will be archived on the website approximately one hour after completion of the call through May 13, 2008. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on April 29, 2008 through May 13, 2008. The replay can be accessed by dialing (800) 642-1687 access code 42923467.

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of March 29, 2008, the Company operated 242 stores.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drug store industry in general and in the New York metropolitan area, the ability to open and operate new stores, the continued efforts by payers and government agencies to reduce prescription reimbursement rates and prescription drug benefits, the strength of the economy in general, the economic conditions in the New York greater metropolitan area, changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements, changes in the Company’s operating strategy, capital expenditure plans or development plans, the Company’s ability to attract, hire and retain qualified pharmacy and other personnel, the Company’s significant indebtedness, labor disturbances, the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken in response, demographic changes, the Company’s ability to limit fraud and shrink, the results of the Company’s legal proceedings and recalls of pharmaceutical products due to health concerns or other reasons. Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

# # #

Table 1

Duane Reade Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands)

	For the 13 Weeks Ended
	March 29, 2008	March 31, 2007
Net sales	$427,137	$414,388
Cost of sales (1) (2)	294,445	292,588
Gross profit (1) (2)	132,692	121,800
Selling, general & administrative expenses (1)	117,954	113,535
Depreciation and amortization	17,919	18,037
Store pre-opening expenses	47	150
Other expense (see table 6)	899	5,018
	136,819	136,740
Operating loss	(4,127)	(14,940)
Interest expense, net	15,906	14,435
Loss before income taxes	(20,033)	(29,375)
Income tax expense	960	1,160
Net loss	$(20,993)	$(30,535)

(1)

During the fourth quarter of 2007, the Company changed its accounting for the store occupancy costs reflected on the statements of operations. The impact of the change in accounting was a reclassification of store occupancy costs from cost of sales to selling, general and administrative ("SG&A") expenses. This change in accounting more closely aligns these store occupancy cost components to the nature of expenses included in the Company’s financial statement captions, and will improve the comparability of the Company’s financial statement presentation with industry peers. For the 13 weeks ended March 29, 2008 and March 31, 2007, the impact of the accounting change was a reclassification that decreased cost of sales by $41.4 million and $40.8 million, respectively, with a corresponding increase to gross profit and SG&A expenses. This reclassification had no effect on the operating loss for either of the periods presented.

(2)	Shown exclusive of depreciation expense for the Company’s distribution centers which is included in depreciation and amortization shown separately.

Table 2

Duane Reade Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 29, 2008	December 29, 2007
Current Assets
Cash	$1,400	$1,380
Receivables, net (1)	53,064	55,707
Inventories	213,977	211,678
Prepaid Expenses and Other Current Assets	13,488	13,205
Total Current Assets	281,929	281,970

Property and Equipment, net	192,930	195,740
Goodwill	70,099	70,099
Other Assets, net (2)	187,260	194,680
Total Assets	$732,218	$742,489

Current Liabilities
Accounts Payable	$73,539	$75,769
Accrued Expenses	51,157	52,244
Current Portion of Debt and Capital Leases (3) (4)	154,800	145,346
Total Current Liabilities	279,496	273,359

Long Term Debt and Capital Leases	409,435	410,507
Deferred Income Taxes	27,734	27,423
Other Liabilities (5)	109,921	104,523
Total Liabilities	826,586	815,812

Total Stockholders’ Deficit	(94,368)	(73,323)

Total Liabilities and Stockholders’ Deficit	$732,218	$742,489

(1)	Includes third party pharmacy receivables of $37,416 and $37,608 at March 29, 2008 and December 29, 2007, respectively.

(2)	Decrease in other assets from December 29, 2007 is primarily due to the amortization of intangible assets.

(3)	The increase in the current portion of debt and capital leases from December 29, 2007 is primarily due to the $9.3 million increase in the Company’s outstanding revolving loan balance.

(4)

The outstanding revolving loan balance of $150.7 million at March 29, 2008 and $141.4 million at December 29, 2007 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of SFAS No. 6 - "Classification of Short-Term Obligations Expected to be Refinanced," to classify the debt as long-term. It should be noted that this classification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its maturity in 2011.

(5)

Increase in other liabilities from December 29, 2007 is primarily due to (i) the accretion of the discount on the liability recorded for the redeemable preferred stock offering completed during the second quarter of 2007, (ii) the fair value adjustment for the redeemable preferred stock’s mandatory redemption feature, which is considered a derivative financial instrument, and (iii) an increase in the deferred rent liability resulting from the addition of new leases in 2008.

Table 3

Duane Reade Holdings, Inc.

Operating Data

(Unaudited)

(Dollars in thousands)

	For the 13 Weeks Ended
	March 29, 2008	March 31, 2007
LIFO EBITDA (1)	$13,792	$3,097
LIFO Expense	800	600
FIFO EBITDA (1)	$14,592	$3,697

FIFO EBITDA as a percentage of net sales	3.4%	0.9%

Adjusted FIFO EBITDA (2)	$18,245	$12,745

Adjusted FIFO EBITDA as a percentage of sales	4.3%	3.1%

Capital expenditures	$7,236	$6,949
Lease acquisitions, customer files and other costs	$1,705	$3,390

Same-store sales growth	4.5%	8.2%
Pharmacy same-store sales growth	1.5%	9.0%
Front-end same-store sales growth	7.0%	7.6%
Pharmacy sales as a % of net sales	45.5%	47.0%
Third Party sales as a % of
prescription sales	93.2%	93.1%

Average weekly prescriptions
filled per store (3)	848	842

Number of stores at end of period	242	245
Retail square footage at end of period	1,648,000	1,722,458
Average store size (sq.ft.) at end of period	6,810	7,030

(1)

As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. We believe that FIFO EBITDA, as presented, represents a useful measure for assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. FIFO EBITDA is also used as a performance measure in our various debt agreements. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

We understand that, although securities analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of our operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2)

As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expenses, certain charges related to the acquisition transaction, closed store costs, accounting investigation costs, former CEO (Mr. Cuti) matters, non-cash stock option expense and certain other non-recurring payments that are not included in the definition of EBITDA used for our various debt agreements.

(3)	Comparative stores only, does not include new stores.

Table 4

Duane Reade Holdings, Inc.

Reconciliation of Net Sales to Retail Store Sales

(Unaudited)

(In thousands)

	For the 13 Weeks Ended
	March 29, 2008	March 31, 2007
Net sales	$427,137	$414,388
Resale activity	12,220	14,436
Net retail store sales	414,917	399,952

Reconciliation of Non-GAAP Financial Measures to Net Loss and

Net Cash Used In Operating Activities

(Unaudited)

(In thousands)

FIFO EBITDA	$14,592	$3,697
LIFO Expense	800	600
LIFO EBITDA	$13,792	$3,097

Depreciation and amortization	(17,919)	(18,037)
Interest expense	(15,906)	(14,435)
Income tax provision	(960)	(1,160)
Net loss	$(20,993)	$(30,535)

Net loss	$(20,993)	$(30,535)
Adjustments to reconcile net loss
to cash used in operating activities:
Depreciation and amortization	18,831	18,950
Deferred tax provision	904	1,107
Non-cash rent expense	2,721	3,516
Other non-cash expense	2,745	531
Changes in operating assets and liabilities:
Receivables	2,643	3,216
Inventories	(2,299)	(1,166)
Prepaid expenses and other assets	(283)	(1,034)
Other assets/liabilities, net	(266)	2,245
Accounts payable	(2,230)	2,842
Accrued expenses	(1,849)	(6,701)
Cash used in operating activities	$(76)	$(7,029)

Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above	$14,592	$3,697

Non-cash rent expense	2,721	3,516
Former CEO (Mr. Cuti) matters	281	2,404
Oak Hill management fee	312	312
Closed store costs	199	1,689
Stock option expense	33	514
Accounting investigation costs	–	385
Other	107	228
Adjusted FIFO EBITDA	$18,245	$12,745

Table 5

Duane Reade Holdings, Inc.

Reconciliation of Range of Projected Non-GAAP

Financial Measures to Net Loss

(Unaudited)

(In thousands)

	For the 52 Weeks Ended December 27, 2008
Net sales	$1,780,000	$1,796,000
Resale activity	60,000	60,000
Net retail store sales	$1,720,000	$1,736,000
EBITDA (Adjusted FIFO Basis)	$90,000	$95,000
Deferred rent expense	(10,100)	(10,100)
Other expense (1)	(4,300)	(4,300)
EBITDA (FIFO Basis)	75,600	80,600
LIFO expense	(3,200)	(3,200)
EBITDA (LIFO Basis)	72,400	77,400
Depreciation and amortization expense	(74,500)	(74,500)
Interest expense	(58,700)	(58,700)
Income taxes	(2,500)	(2,500)
Net loss	$(63,300)	$(58,300)

(1)	Includes Oak Hill management fees, stock option expenses in accordance with SFAS No. 123R and expenses attributable to Mr. Cuti.

Table 6

Duane Reade Holdings, Inc.

Components of “Other Expense”

(Unaudited)

(In thousands)

	For the 13 Weeks Ended
	March 29, 2008	March 31, 2007
Closed store costs	$199	$1,689
Oak Hill management fee	312	312
Accounting investigation	—	385
Former CEO (Mr. Cuti) matters	281	2,404
Other	107	228
Total Other expense	$899	$5,018